Exhibit 5(a)
April 6, 2009

Oncor Electric Delivery Company LLC
1601 Bryan Street
Dallas, Texas 75201-3411

Ladies and Gentlemen:

     As set forth in the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $650,000,000 aggregate principal amount of the Company’s 5.95% Senior Secured Notes due 2013, $550,000,000 aggregate principal amount of the Company’s 6.80% Senior Secured Notes due 2018 and $300,000,000 aggregate principal amount of the Company’s 7.50% Senior Secured Notes due 2038 (collectively, the “Exchange Notes”), to be offered by the Company in exchange (the “Exchange Offers”) for a like principal amount of the Company’s issued and outstanding 5.95% Senior Secured Notes due 2013, 6.80% Senior Secured Notes due 2018 and 7.50% Senior Secured Notes due 2038 (collectively, the “Outstanding Notes”), we are passing upon certain legal matters in connection with the Exchange Notes by the Company. The Exchange Notes are to be issued under the indenture dated as of August 1, 2002, as amended and supplemented, between the Company and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Indenture”).
     In our capacity as counsel to the Company in connection with the matters referred to above, we have examined (i) the Company’s Certificate of Formation and Second Amended and Restated Limited Liability Company Agreement, as amended to date, (ii) the originals, or copies certified or otherwise identified, of the Indenture, of corporate records of the Company, including minute books of the Company, as furnished to us by the Company, (iii) the Exchange Notes, and (iv) certificates of public officials and of representatives of the Company, statutes and other instruments and documents, we deemed necessary as a basis for the opinions hereinafter expressed. In giving such opinion, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that the signatures on all documents examined by us are genuine, the legal capacity of all natural persons, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) prior to the commencement of the Exchange Offers, the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offers as contemplated in the Registration Statement.

     Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, and (c) any implied covenants of good faith and fair dealing. Our opinion is subject to the qualification that certain of the waivers and remedies in the Exchange Notes may be unenforceable under, or may be limited by, the laws (including judicial decisions) of the State of New York and the United States.

     The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the Delaware Limited Liability Company Act and applicable federal law, in each case as in effect on the date hereof, and no opinion is expressed herein as to any matters governed by any other laws, including the laws of any other jurisdiction. We hereby consent to the filing of this opinion of counsel as Exhibit 5(a) to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP